UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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Emulex Corporation
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Fiji Acquisition Corporation
Broadcom Corporation
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On June 23, 2009, the following document was made available on Broadcom Corporation’s website at http://www.broadcomtransaction.com:
“Setting the Record Straight”

Position Asserted by Emulex	Reality

Emulex: Broadcom’s offer is “inadequate” and “opportunistic”.
•    Our $9.25 offer represents a material premium to relevant Emulex historical trading benchmarks and to the prospective price targets published by analysts as of April 20, 2009, the day before our initial offer was made public. As of April 20, 2009, the offer represented a:

o 40% premium to the closing price of Emulex’s common stock

o 62%, 62% and 51% premium to trailing 30-, 60- and 90- trading day periods, respectively

o 90% premium to Emulex’s “Enterprise Value”[1]

o 42% premium to analysts’ median Emulex price target for next year

o 85% premium to the price one month prior to the offer – a premium that substantially exceeds the 38% average premium for technology M&A deals since 2005

• All-cash nature provides highly certain value to shareholders in near-term.

Emulex: Broadcom’s offer driven by its knowledge of Emulex design wins, which	• Broadcom and Emulex do not directly compete. Each provides different solutions in the data center today — Broadcom provides integrated circuits in

[1]	Enterprise value = Equity Value less Net Cash balance.

Position Asserted by Emulex	Reality

were not public when offer was made.	the Ethernet switching and controller space and Emulex provides boards in the Fibre Channel HBA space.

•    Twenty-two days after Broadcom announced its offer, Emulex announced its partnership with ServerEngines Corp., a small, privately held company that competes with Broadcom in Ethernet solutions in the data center. Emulex still has not clarified the nature of its business relationship with ServerEngines.

• We approached Emulex in December, long before the alleged design-win developments Emulex cites.

• We are interested in Emulex because we see the opportunity for long-term value creation:
the combination will allow us to accelerate new product introductions to our customers 3+ years in the future.

Emulex: Emulex holds cash of more than $3.50 a share; hence, the value of the Broadcom bid for the business is only $5.59 per share of value.
•    The issue that should be relevant to Emulex stockholders is how much they receive per share. The cash balance maintained by Emulex always has been reflected in the stock price and is incorporated into our offer:

o    Stockholders would receive $9.25 per share, a 40% premium to the closing price per share on April 20, 2009, the day prior to our offer

o    The $5.59 per share “Enterprise Value” of Broadcom’s bid that is cited by Emulex is significantly greater than the same measure before the bid – $2.95. At $9.25 per share, Broadcom is offering a 90% premium to Emulex’s “Enterprise Value” prior to our offer

• By its comment, Emulex is misleading investors on the value that they would receive.

Emulex: Broadcom’s offer is “highly-conditional.”	• This characterization by Emulex completely distorts our highly certain offer. The conditions included in our offer are standard and customary in tender offers lacking support of the target Board.

• Broadcom is making an all-cash offer and is prepared to close the transaction quickly.

Position Asserted by Emulex	Reality

• Broadcom would fund the purchase out of existing cash of about $2 billion, so the offer has no financing conditions.

• Emulex’s Board has failed to satisfy key conditions, including by refusing to redeem the poison pill.

Emulex: The Consent solicitation commits shareholders to the Broadcom deal, and/or a new slate of Directors.
•    Absolutely not. The proposals provide options to stockholders without obligating them to any specific course of action on our offer.

•    The proposals enable stockholders, including representatives of Broadcom, to call a special meeting of stockholders before the annual meeting – at such a meeting, Emulex stockholders would have the ability to vote in the manner that they feel best reflects their interests.

•    The Consent WOULD enable the following:

o    Allow Broadcom and other investors to call a special meeting of stockholders

o    Give Emulex stockholders a forum to express their interests

o    Provide stockholders with the option of considering whether to elect new Board members

o Provide stockholders with a means to consider the Broadcom bid

• The Consent would NOT :

o Obligate stockholders to tender shares nor agree to a sale

o Obligate stockholders to vote for new Board nominees at the special meeting

o Obligate stockholders to add or remove Board members

•    Without consent for these proposals, Emulex stockholders may be denied the opportunity to act until the next annual stockholder meeting, by which time Broadcom could decide to pursue an alternative path.

Emulex: Emulex has meaningful standalone	• Emulex’s standalone prospects are uncertain and subject to execution risk.

Position Asserted by Emulex	Reality

prospects and has been gaining significant market share.	• Under the current Board, Emulex has a history of weak execution and of missing Wall Street consensus revenue estimates.

•    QLogic, Emulex’s major competitor in Fibre Channel HBAs, has been gaining market share in the last five years while Emulex’s share has not changed significantly, making Emulex the distant #2 player in this segment.

•    Emulex faces a declining legacy market, according to industry analysts. Dell’Oro expects revenues in the Fibre Channel Host Bus Adapter (HBA) market to decline from $834 million in 2008 to about $732 million in 2012.

•    Emulex is operating in an increasingly competitive landscape – the opportunity for new generation convergence products, which is several years into the future, is beginning to attract interest among well-established companies that have the ability to enter the market.

Emulex: The offer reflects a depressed market. Emulex’s peers and the broader market have posted significant gains since then, so the premium is not really as high as it appears.
•    The peer group that Emulex selectively uses to argue that the industry has seen significant market value gains appears to have been chosen out of convenience to its argument. In fact, this group is significantly different from the peer group listed in Emulex’s own 10-K filings.

•    Moreover, the most logical peer, QLogic, and the indices mentioned in Emulex’s own 10K filings (S&P 500 and S&P 500 – Computer Storage & Peripherals) have only increased 5-10% since Broadcom announced its offer.

	Peer Performance Since Broadcom Offer

	4/20/2009	6/19/2009	% Chg
QLogic	$11.91	$12.87	8.1%
S&P 500	832.4	921.2	10.7%
S&P 500 — Computer Storage & Peripherals	233.3	246.1	5.5%

•    Even if this were an appropriate peer group, Emulex is assuming that its stock would trade in line with its peer group, without the Broadcom offer. Historical data does not support this assumption. During various periods prior to the Broadcom offer, Emulex had consistently underperformed against its most relevant peer, QLogic.

	Relative Performance Prior to Broadcom Offer(2)

				S&P 500 — Comp.
				Storage &
	ELX	QLGC	S&P 500	Peripherals
Last 2 Years	(67.1%)	(30.6%)	(43.9%)	(37.6%)
Last 1 Year	(48.5%)	(26.8%)	(40.1%)	(25.5%)
Last 6 Months	(25.9%)	(12.6%)	(15.5%)	14.3%

Emulex: Emulex is Broadcom’s only chance to participate in FCoE.
•    Broadcom has described multiple alternatives for its participation in this emerging market. First, Broadcom is well positioned for the natural gravitation to Ethernet. Second, Broadcom could build an FCoE capability organically. Third, Broadcom could acquire FCoE technology from other companies. Fourth, Broadcom could license a Fibre Channel stack.

Emulex: Broadcom’s management and governance should be questioned by Emulex shareholders	• Emulex’s attacks are an utterly irrelevant distraction from the issue before its stockholders, since we are presenting an all-cash, high premium offer to Emulex shareholders.

Emulex: Emulex has a track record of converting design wins into revenue; 12 design wins (out of hundreds) change the company’s standalone prospects.
•    Emulex chose to highlight 12 favorable examples that are not truly reflective of the company’s experience with design wins. In truth, design wins have not resulted in significant revenue growth or increased market share for Emulex.

•    Emulex purports to show that 4Gb blade design wins starting in Q3 2006 resulted in significant revenue growth. However, total blade server revenue for Emulex during the Q3 2006 – Q1 2009 period has been only $52 million ($4.7million/quarter), and only $5.6 million in 1Q09. During that same time, QLogic increased its market share lead in blade servers to 73% vs. 27% for Emulex.[3]

[2]	Based on 4/20/2009, the day prior to the public announcement of Broadcom’s proposal.

[3]	Source: Dell’Oro Group May 2009 / SAN HBA – Mezzanine Only.